EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2003 related to the 2002 financial statements of Neoforma, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,”) appearing in the Annual Report on Form 10-K of Neoforma, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

January 26, 2006